UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):  December 18, 2012

NORTHERN STATES FINANCIAL CORPORATION
(Exact Name of Registrant as Specified in its Charter)

000-19300
(Commission File Number)

Delaware	36-3449727
(State or other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

1601 North Lewis Avenue
P.O. Box 39
Waukegan, Illinois  60085
(Address of Principal Executive Offices)

(847) 244-6000
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(d).  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of P. David Kuhl as a Director of Northern States Financial Corporation and NorStates Bank

On December 18, 2012, P. David Kuhl was appointed to the Board of Directors of Northern States Financial Corporation (the “Company”) and NorStates Bank (the “Bank”).  Mr. Kuhl was appointed to serve on the Audit Committee and the Employee Benefits and Compensation Committee of the Board of Directors of the Company.

Mr. Kuhl was appointed to the Board of Directors pursuant to the terms of the Company’s outstanding Fixed Rate Cumulative Perpetual Preferred Stock, Series A (“Series A Preferred Stock”) issued to the United States Department of the Treasury (“Treasury”) on February 20, 2009, in connection with the Company’s participation in the TARP Capital Purchase Program.  The appointment was made following the consideration of several candidates proposed by both the Company and Treasury.  After consideration of these multiple candidates, Treasury and the Company both agreed that Mr. Kuhl satisfied their respective criteria and that he was therefore best suited to assume the role of a director of the Company.  Although not required to do so under the terms of the Series A Preferred Stock, the Board of Directors of the Company also appointed Mr. Kuhl to the Board of Directors of the Bank.

Under the terms of the Series A Preferred Stock, Treasury has the right to appoint up to two directors to the Company’s Board of Directors at any time that dividends payable on the Series A Preferred Stock have not been paid for six quarterly dividend periods.  At November 15, 2012, the Company had suspended thirteen dividend payments on the Series A Preferred Stock.  There are no related party transactions between either the Company or the Bank and Mr. Kuhl that would be required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Attached as Exhibit 99.1 is a copy of the Company’s press release relating to the appointment, which is incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits.

(d)           Exhibits

Exhibit	Description of Exhibit
99.1	Press release dated December 21, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

NORTHERN STATES FINANCIAL CORPORATION
Date: December 21, 2012	By:/s/Steven Neudecker Steven Neudecker Chief Financial Officer

INDEX TO EXHIBITS

Exhibit	Description of Exhibit
99.1	Press release dated December 21, 2012.